Exhibit 99.1

Mohegan Tribal Gaming Authority Completes Acquisition of

Pocono Downs Racetrack

UNCASVILLE, CT – January 25, 2005 – The Mohegan Tribal Gaming Authority (the “Authority”), operator of Mohegan Sun, announced today that it has completed its acquisition of the entities owning Pocono Downs, a standardbred harness racing facility located on 400 acres in Wilkes-Barre, Pennsylvania as well as five Pennsylvania off-track wagering (OTW) operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). The Lehigh Valley (Allentown) OTW is a 28,000 square-foot facility and is the largest OTW in the state of Pennsylvania.

“This acquisition is a significant milestone for the Mohegan Tribe in its quest to diversify outside the reservation and provide long-term economic growth for future generations. We look forward to working hand in hand with the local community and the Commonwealth of Pennsylvania to build a successful operation beneficial to all parties involved,” said Mark F. Brown, Chairman of the Authority’s Management Board.

With the closing of the transaction, the Authority, through the Pocono Downs entities, has the right to apply for a Category One slot machine license under Pennsylvania’s gaming law which application, if approved, would initially permit the installation and operation of up to 3,000 slot machines at Pocono Downs. Upon receipt of a gaming license, the Authority plans to develop a new slot machine facility at the Pocono Downs site, which it anticipates will open in fiscal year 2006. The new facility will also include restaurants, lounges and a small entertainment venue. The Authority anticipates that it will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

“We are extremely excited about entering the Pennsylvania market during this time of great gaming opportunity in the state,” said William J. Velardo, Chief Executive Officer of the Authority. “We are also looking forward to working with the outstanding long-term employees of Pocono Downs.”

The Authority paid approximately $280 million for the Pocono Downs entities before certain closing adjustments and other costs. The purchase price was funded through a draw on the Authority’s recently amended bank credit facility. In accordance with the terms of the acquisition agreement, the Authority has retained certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

SG Americas Securities, LLC served as advisor to the Authority in connection with the acquisition.

About the Authority and Mohegan Sun

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”) a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, and the non-exclusive authority to conduct such activities elsewhere, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.